Exhibit 10.1

August 8, 2023

Jill Hopkins

1408 Columbus Ave.

Burlingame, CA. 94010

Re: Offer of Employment Dear Jill,

Following up on our discussions, the following represents our offer regarding your employment by Aura Biosciences, Inc. (the “Company”) as a full-time, “at will” employee.

Your title and position will be Chief Medical Officer and President of Research and Development, and you will report to the Chief Executive Officer.

1.
Salary and Expenses: Your compensation starting salary will be Five-Hundred Twenty-Five Thousand ($525,000.00) Dollars per annum subject to any Company discretionary increase, (the “Base Salary”), which will be paid bi-monthly or in accordance with the Company’s normal payroll practices in effect from time to time. In accordance with Company policies and procedures, you will be reimbursed for all reasonable out-of-pocket expenses incurred by you on behalf of the Company.

2.
Bonuses:
(a)
Annual Bonus: You will be eligible to receive an annual bonus targeted at 50% of your Base Salary based on the performance of the Company (the “Bonus”). The amount of the Bonus,if any, will be at the sole discretion of the Company. You must be employed on the date that the Bonus is paid to be eligible to receive the Bonus. During 2023, your annual bonus will be pro-rated based on your start date. Your Bonus will be paid no later than March 15 of the following calendar year.
(b)
Signing Bonus – You will be entitled to a signing bonus (“the Signing Bonus”) in the aggregate amount of One Hundred Twenty-Five Thousand ($125,000) Dollars if the agreed upon start date is prior to June 30, 2023 or ii) up to Two Hundred Thousand (up to $200,000) dollars if the agreed upon start date is after June 30, 2023 but prior to December 31st, 2023, payable on the first payroll cycle after your start date (as defined below). You must be employed on the date that the signing bonus is paid to be eligible to receive the Signing Bonus. In the event your employment terminates for any reason prior to the one-year anniversary of the Start Date, you must repay the Company 100% of the Signing Bonus received. In the event your employment terminates for any reason subsequent to the one-year anniversary but prior to the two-year anniversary of the Start Date, you must repay the Company 50% if the Signing Bonus.

3.
Equity:

Pursuant to the Aura Biosciences, Inc. 2021 Stock Option and Incentive Plan, as amended through the date hereof (the “Plan”), and subject to the approval of the Company’s Board of Directors which will be addressed at the next regularly scheduled Board meeting, in addition to any other changes to the Plan,you will be eligible to be granted the following:

(i)
Two Hundred Thousand (200,000) Options to purchase at the then fair market value, as determined on the date of the grant, 50,000 of which shall vest and become exercisable on the anniversary of your start date, and 4,167 of which shall vest and become exercisable at the end of each of the 36 full months following the anniversary of your start date; and

(ii)
One Hundred and Thirty Five Thousand (135,000) restricted stock units, 33,750 of which shall vest on the 15th of the month following the anniversary of your start date (“First Vesting Date”), and on the anniversary, 2nd year anniversary and 3rd year anniversary of the First Vesting Date.

Both grants will be subject to the Plan, and a Stock Option Agreement and Restricted Stock Award Agreement, respectively. Vesting is subject to your continued employment on each date of vesting. Your Options and restricted stock units of Common Stock will accelerate and vest in full upon the occurrence of a “Sale Event,” which means the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity (a “Person”), (iii) a merger, reorganization or consolidation involving the Company in which the shares of the Company’s voting equity outstanding immediately prior to such transaction represent or are converted into or exchanged for securities of the surviving or resulting entity immediately upon completion of such transaction which represent less than fifty percent (50%) of the outstanding voting power of such surviving or resulting entity, (iv) the acquisition of all or a majority of the outstanding voting equity of the Company in a single transaction ora series of related transactions by a Person or a group of Persons, or (v) any other acquisition of the business of the Company, as determined by the Board; provided,however, that the Company’s initial public offering, any subsequent public offering or another capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a Sale Event.

In addition, you will be eligible for an annual grant of an option to purchase company shares, subject to the approval of the Company’s Board of Directors. In the past, the Board has authorized for your position a grant of an option to purchase 85,000- 130,000 shares. Any such grant will be subject to vesting and other terms in accordance with an option grant agreement and the Plan.

4.
Benefits: As a full-time employee, you will be entitled to health and dental insurance benefits currently available (healthcare, dental and vision) for which you are eligible, and you may elect to cover your family. During 2023, there is no employee contribution to premiums, but this is subject to change. We also offer a 401(k)retirement plan for which you will be eligible to participate, and the

Company currently matches up to 6%. Further, you will be entitled to four (4) weeks of paid vacation, pro-rated on an annual basis.

5.
Termination: Employees of the Company are employed “at will.” This means that you may terminate your employment with the Company at any time and for any reason or no reason, upon five (5) days’ prior written notice to the Company. Likewise, the Company reserves the right to terminate your employment at any time and for any reason or no reason, upon five (5) days’ prior written notice to your up to five (5) days’ pay in lieu of notice; provided, however, that in the event of a termination for Cause, no prior notice (written or otherwise) will be required. In the event of the termination of this Agreement by either you or the Company for any reason or no reason, your Salary under Section 1 (and the vesting of any stock options under Section 3) shall immediately cease and this Agreement and the stock option agreement shall terminate; however, the Confidential Information, Non- Solicitation, and Invention Assignment Agreement (attached hereto as Exhibit A) shall survive and remain in full force and effect in accordance with its terms.

6.
Status: The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will need to complete the I-9 Form and bring it, together with the appropriate documents, with you when you report for work. We will not be able to employ you if you cannot comply with this requirement.

7.
Job location: Remote at your residence with travel to the Boston office when requested.

8.
References: The Company has the right to rescind this offer pending satisfactory results, in its sole discretion, of background and reference checks.

9.
Start date and Assurances: On October 16, 2023, or as otherwise mutually agreed (the “Start Date”). If you start no later than October 16, 2023, you will qualify for, pending board approval, a 2023 pro-rated bonus and pro-rated annual equity grant to be granted in 2024. You represent that (i) you are not a party to any agreement that would prohibit you from entering into employment with the Company; and (ii) you have brought to the Company’s attention and provided it with a copy of any agreement that may impact your future employment with the Company or performing the services contemplated, including but not limited to any non-disclosure, non-competition, non-solicitation or invention assignment agreements containing future work restrictions. You represent that prior to the Start Date you will not take any actions on behalf of the Company or engage in any discussions or communications on behalf of the Company.

10.
Non-disparagement. Unless as required by law or valid subpoena, you agree that you will not, whether during your employment or thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any of its known affiliates, past and present, and each of them, as well as its and their known trustees, directors, officers, members, managers, partners, agents, attorneys, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, provided, however, that the during your active employment, this clause shall not prohibit internal communications made in good faith and pursuant to your responsibilities as an executive of the Company.

11.
Severance. In the event that the Company terminates your employment without Cause, or you terminate your employment for Good Reason, and not due to your death or Disability, and provided you execute a separation agreement in a form provided by the Company, including, without limitation, a general release of claims (the “Release”) in favor of the Company on or before the sixtieth (60th) day following your last date of employment in a form as required of the other senior executives of the Company, the Company will (i) continue to pay you your annual Base Salary for the Severance Period, and (ii) provided you have properly elected to continue your healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) the Company and you will continue to pay your healthcare and dental coverage premiums for COBRA coverage on the same premium-sharing basis for the Severance Period, or, if earlier,until you qualify for alternative health coverage pursuant to new employment or are no longer eligible to continue your coverage pursuant to COBRA. You agree to notify the Company promptly if you become eligible for group medical care coverage through another employer. You also agree to respond promptly and fully to any reasonable requests for information by the Company concerning your eligibility for such coverage.

You may continue coverage after the end of the Severance Period at your own expense for the remainder of the COBRA continuation period, subject to continued eligibility. The base salary continuation shall begin to be paid pursuant to the Company’s regular payroll schedule beginning on the first practicable payroll date that follows the date the Release is effective, which will be on the eighth day after you execute the Release. If the Company does not make one or more payments of base salary continuation on a regular payroll date because the Release has not yet become effective, the Company shall make all such delayed payments by the first payroll date when it is practicable to do so after the Release becomes effective. Under no circumstances will the Release require you to release your rights to vested benefits and equity and or your rights to indemnification and defense. Further, if you die after you are terminated without Cause, the Company will pay the balance of the severance owed to you under this Agreement to your spouse. If your spouse is not alive at the time, the balance will be paid your estate.

The capitalized terms used in this Section 11 (unless otherwise defined therein) shall have the following meanings:

“Cause” means that you have: (i) violated your fiduciary duty to the Company or committed any other act involving material dishonesty or fraud with respect to the Company; (ii) been indicted for or pled guilty or nolo contendere to a felony involving violence, conversion, theft or misappropriation of property of another, controlled substances, moral turpitude, or the regulatory good standing of the Company; (iii) engaged in grossly negligent or willful misconduct that the Company determines to be materially injurious to the Company; (iv) willfully violated any Company policy that harmed the Company or breached any material provision of any agreement between you and the Company; or (v) failed or refused to perform your material duties or failed or refused to follow a lawful directive from the CEO or the Board of Directors unrelated to a Disability. Further, before terminating you for Cause the Company will provide you in writing the reason for your termination, and if the Company determines that you can cure, 10 business days to cure. For purposes of clarity, receiving a poor performance review is not Cause for purposes of this Agreement. If you are given a cure period, the Company will only terminate your employment if you failed to cure.

“Disability” means a physical or mental illness, impairment, or condition determined by a physician reasonably selected by you and the Company, and if an agreement on such selection cannot be reached, selected jointly by the two physicians identified by you and the Company, that prevents you from performing the essential functions of your role, with or without a reasonable accommodation

“Good Reason” shall mean that you have completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without your consent (each, a “Good Reason Condition”):

1.
a material diminution in your responsibilities, authority, or duties.

2.
a material diminution in your Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or

3.
a material breach, including a breach of Section 7, of this Agreement by the Company.

The “Good Reason Process” consists of the following steps:

a.
you reasonably determine in good faith that a Good Reason Condition has occurred.

b.
you notify the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition.

c.
you cooperate in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition.

d.
notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and
e.
you terminate employment within 60 days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

“Severance Period” means nine (9) months following the date of termination.

Subject to your timely acceptance of this offer and reference checks, this offer is binding. You have been provided the additional employment documents (Confidential Information, Non- Solicitation and Invention Assignment Agreement attached hereto as Exhibit B) for your review and execution. Your employment is not effective until all the agreements are signed and returned to the Company. We very much hope to work with you to build an exciting company together. Please feel free to call me if you have any questions. This Agreement is binding on the Company’s successors and assigns.

Very truly yours,

AURA BIOSCIENCES, INC.

By: /s/ Elisabet de los Pinos

Elisabet de los Pinos, Ph.D., President and CEO Hereunto Duly Authorized

AGREED AND ACCEPTED: Date accepted: 8/9/2023

/s/ Jill Hopkins

Jill Hopkins